CERTIFICATE OF INCORPORATION
                         OF
              MUMBLE BEE CORPORATION


FIRST.       The name of this corporation shall be:

               MUMBLE BEE CORPORATION

SECOND.    Its registered office in the Stare of Delaware is to be
located at 4001 Kennett Pike #134, in the City of Wilmington, County of New Castle, 19807 and its registered agent at such address is SAMUEL WIERDLOW, INC.

THIRD.  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

 FOURTH.    The total number of shares of stock which this
corporation is authorized to issue is:

Seventy Five Million (75,000,000) shares at $.001 par value.

FIFTH.  The name and address of the incorporator is as follows:

Robert Bryan
Samuel Wierdlow, Inc.
4001 Kennett Pike # 134
Willmington, DE 19807

SIXTH.   The Board of Directors shall have the power to adopt,
amend or repeal the by-laws.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 8th day of October, 1997.





/s/ Robert Bryan
----------------------------
Robert Bryan
Incorporator